Exhibit 99.1

FOR IMMEDIATE RELEASE
                                                                October 30, 2000



                 SYKES ENTERPRISES, INCORPORATED ANNOUNCES THIRD
               QUARTER RESULTS AND COMPLETION OF ACCOUNTING REVIEW

                 - Total Revenues Increase 12% Year Over Year -
               - Technical & Customer Support Revenues grew 28% -
                 - Company Restates Previous Financial Results -

TAMPA, FL October 30, 2000 - Sykes Enterprises, Incorporated ("Sykes" or the "Company") (NASDAQ: SYKE), a global leader in providing vertically integrated, technology-based business services and solutions, today announced results for its third quarter and nine month periods ended September 30, 2000. In addition, the Company also announced the completion of its previously announced accounting review.

David L. Grimes, President and Chief Executive Officer of Sykes, stated, "We continue to focus on growing our business and improving our bottom line. We are seeing solid growth in our core technical and customer support services, both domestically and internationally. While we are not satisfied with our third quarter results, the consistent growth in our core business when combined with our strong balance sheet, provides us with the platform to leverage our position as a global competitor in the CRM marketplace, and bring value to our shareholders."

3Q 2000 Financial Results

Third quarter 2000 revenues compared to the same period last year increased 12% to $137.6 million, excluding SHPS, Incorporated, the healthcare services business Sykes sold on June 30, 2000. The Company incurred a net loss of ($2.7) million, or ($0.06) per diluted share compared to net income inclusive of SHPS of $4.3 million, or $0.10 per diluted share for the third quarter last year. The Company previously announced on

September 18, 2000 that it expected to report third quarter revenues within the range of $128 million to $134 million and a net loss of ($0.11) to ($0.08) per diluted share.

The 12% increase in third quarter revenues, when compared to the same period last year, comprised a growth rate of approximately 13% in Business Services and approximately 5% in Business Solutions. The growth in Business Services was driven primarily by organic growth in technical and customer support generated from new and expanded contracts with technology and communications organizations. A solid 28% growth in technical and customer support when compared with the third quarter of last year was offset by a decline in other non-core areas including localization, fulfillment and distribution. On a sequential basis, a 4% increase in technical and customer support revenues over the second quarter of 2000 was offset by declines in other business areas for a total revenue decline of 1%, excluding SHPS.

Total revenues for the third quarter of 2000 would have been approximately 7%, or $9.8 million, higher if foreign currency rates had remained unchanged from the comparable quarter last year.

The Company's third quarter gross profit margin (revenues less direct costs) improved 140 basis points to 35.8% including SHPS compared with the same period last year. Excluding SHPS, the Company's gross profit margin improved 240 basis points over last year. The increase was attributable to increased revenues, better efficiencies within the Business Services group, specifically technical and customer support, as well as higher margin consulting engagements through the Company's Business Solutions group.

As a percentage of revenue, general and administrative ("G&A") expenses for the third quarter of 2000 increased to 37.9% compared to 28.6% including SHPS, or 27.2% excluding SHPS, for the same period last year. The increase was attributable to several factors including higher bad debt expense, higher professional and legal fees, as well as lower than expected revenues primarily in non-core areas. The third quarter G&A margin also reflects an increase in wages from additional administrative personnel to support Sykes' global operations and higher depreciation expense related to capital expenditures incurred in connection with expansion of its technical and customer support centers.

Nine Months Financial Results

Revenues for the nine months ended September 30, 2000 increased 10% to $454.7 million compared to $413.3 million for the same period last year. Excluding SHPS, revenues for the nine months increased 16%. Net income totaled $10.7 million, or $0.25 per diluted share, before one-time items, compared to net income of $19.5 million, or $0.45 per diluted share for nine months ended September 30, 1999. Including one-time items recorded during the second quarter of 2000, the Company reported net earnings of $1.40 per diluted share for the nine months. The one-time items consisted of a gain of $84.0 million ($59.9 million net of taxes or $1.43 per diluted share) on the sale of the Company's SHPS unit, a charge in the amount of $7.8 million ($4.8 million net of taxes or $0.11 per diluted share) related to payouts made to SHPS' option holders, and restructuring and other charges of $9.6 million ($6.9 million net of taxes or $0.16 per diluted share).

Balance Sheet & Cash Flow

The Company's balance sheet at quarter end remained strong with a cash balance of $26.9 million, shareholders' equity of $207.3 million, and an outstanding debt position totaling $20.2 million, or 9.8% of shareholders' equity.

During the third quarter, the Company repurchased 1.5 million shares of common stock for approximately $22 million through open market purchases. The Company has 500,000 shares remaining in the repurchase program previously announced in July 2000.

Restatement of Financial Results

As previously announced, an outside accounting firm was engaged to assist in a detailed review of Sykes' significant revenue contracts since January 1, 1998. The Company conducted the review to ensure that its revenue recognition accounting practices were in compliance with Generally Accepted Accounting Principles including the AICPA's Statement of Position 97-2 "Software Revenue Recognition". As a result of the review of approximately 120 contracts, the Company determined with the assistance of its outside accounting advisors and independent auditors, that the accounting for eight of its client contracts required restatement. The revisions to the Company's revenues and net income were primarily the result of contractual contingencies and prematurely recognized revenues.

The effect of the restatement on the twelve-months ended December 31, 1998, was a downward revision to reported revenues of $9.4 million and a $0.14 reduction in diluted earnings per share. Accordingly, the restated financial results for the year ended December 31, 1998 reflect revenues of $460.1 million and net income of $2.4 million, or earnings per diluted share of $0.06 compared to previously reported results of $469.5 million in revenues and net income of $8.3 million, or $0.20 per diluted share.

The restatement to the 1999 financial year, which affected revenues, gross profit and net income, resulted in a cumulative reduction to net income of $0.1 million while the effect on the quarterly results was more significant as indicated in the attached table. Accordingly, the restated financial results for the year ended December 31, 1999 reflect revenues of $572.7 million, operating income of $39.3 million and net income of $21.9 million, or $0.51 per diluted share compared to previously reported results of $575.0 million in revenues, operating income of $39.5 million and net income of $22.0 million, or $.51 per diluted share.

The Company also restated its second quarter of 2000, which reflects a $0.9 million downward revision to previously reported revenues of $156.8 million. The adjustments to the second quarter resulted in revenues of $155.9 million and net income of $6.7 million, before one-time items, or $0.16 per diluted share, which represents a $0.01 reduction in previously reported earnings per diluted share. The accompanying tables to the press release provide the quarterly detail for each of restated financial periods.

The after-tax cumulative effect of the restatements reduced shareholders' equity as of September 30, 2000 by $6.4 million. As a result of the restatement, the Company has deferred $1.8 million in previously recognized revenue that will be recognized in the future when the earnings process is complete.

John H. Sykes, Chairman of Sykes, stated, "We have reviewed all of our significant contracts and have reflected all necessary changes in our restated financials. We move forward with a clean slate. With this uncertainty behind us, we want to reassure our investors, customers and strategic partners, that we will continually review our accounting practices and that we are improving controls to appropriately reflect the necessary revenue recognition policies as our business model evolves. As evidenced by the growth in our core business, Sykes' business fundamentals remain strong as we continue to focus on people, process and technology in order to enhance shareholder value."

Business Outlook

The Company currently anticipates fourth quarter results to be within its forecasted range of $143 million to $148 million in revenues and net income in the range of $0.10 to $0.13 per diluted share.

The Company will conduct a conference call regarding the content of this release today, October 30, 2000, at 5:00 p.m. Eastern Standard Time. Parties interested in participating in this call should dial (800) 450-0788 or (612) 332-0630 five minutes before the scheduled time. A replay will be available from 8:00 p.m. on October 30, 2000 through 12:00 midnight on November 1, 2000 by dialing (800) 475-6701 or (320) 365-3844. The access code is 543651. The conference call will also be webcast on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of the Sykes' website at www.sykes.com. The replay of the webcast will be available at this location for two weeks.

About Sykes Enterprises, Incorporated

Sykes is a global leader in providing vertically integrated, technology-based business solutions and services. Sykes' Business Solutions group provides professional services in e-Commerce, globalization and Customer Relationship Management (CRM) with a focus on business strategy development, solution implementation, web design, development and education, localization and program management. Sykes' Business Services group provides value-added customer support outsourcing including technical support, customer service and fulfillment. These services are delivered through multiple communication channels encompassing web, e-mail and telephony support. Sykes' Solutions and Services combination offers clients value-added end-to-end solutions. Sykes, headquartered in Tampa, FL, has approximately 14,700 employees and currently operates 39 customer interaction centers, five e-commerce fulfillment centers and 17 branch offices throughout the Unites States, Canada, Europe, Asia, Africa, and Central America. Visit the Sykes web site at http://www.sykes.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical, including statements regarding Sykes' objectives, expectations, hopes, intentions, beliefs or strategies regarding the future, are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. It is important to note that Sykes' actual results could differ materially from those in such







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


forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) customer resistance to Sykes' standardized contract for future bundled service offerings, (ii) variations in the term and the elements of services offered under Sykes' standardized contract for future bundled service offerings, (iii) changes in applicable accounting principles,
(iv) difficulties or delays in implementing Sykes' bundled service offerings,
(v) failure to achieve sales, marketing and other objectives to Sykes' strategic alliances, (vi) construction delays of new call centers, (vii) difficulties in managing growth, (viii) rapid technological change, (ix) loss of significant customers, (x) risks inherent in conducting business abroad, (xi) currency fluctuations, (xii) changes in legislation, (xiii) fluctuations in business conditions and the economy, (xiv) Sykes' ability to attract and retain key management personnel, (xv) the marketplace's continued receptivity to Sykes' bundled service offerings, (xvi) Sykes' ability to continue the growth of its support service revenues through additional technical & customer support centers, (xvii) Sykes' ability to further penetrate into vertically integrated markets, (xviii) Sykes' ability to expand its global presence through strategic alliances and selective acquisitions, (xix) Sykes' ability to expand its e-commerce service platform revenues, (xx) Sykes' ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xxi) the ultimate outcome of pending class action lawsuits, and
(xxii) other risk factors listed from time to time in Sykes' registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and Sykes undertakes no obligation to update any such forward-looking statements.

For additional information contact:
Mike Kipphut                                      Kristin L. Wiemer
Vice President and Chief Financial Officer        Director, Investor Relations
(813) 233-7151                                    (813) 233-7143
michael.kipphut@corp.sykes.com                    kristin.wiemer@corp.sykes.com



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


                         Sykes Enterprises Incorporated
                 Condensed Consolidated Statements of Operation
             Nine and Three Months Ended September 30, 1999 and 2000
                  ($'s in thousands, except per share amounts)
                                   (Unaudited)


                                                             Nine Months Ended               Three Months Ended
                                                         Sept. 30,       Sept. 30,       Sept. 30,       Sept. 30,
                                                           1999            2000            1999             2000
                                                      --------------- ---------------- -------------- -----------------
                                                        (restated)

Revenues                                               $  413,309      $  454,749       $  140,967       $  137,570
Direct costs                                              264,708         289,070           92,523           88,254
General and administrative                                114,394         144,429           40,350           52,125

Compensation expense (1)                                       -            7,836               -                -

Restructuring and other charges (1)                            -            9,640               -                -
                                                      --------------- ---------------- -------------- -----------------
Income (loss) from operations                              34,207           3,774            8,094           (2,809)
Other expense, net                                         (2,425)         (3,632)            (987)          (1,435)

Gain on sale of equity interest in SHPS (1)                    -           84,036               -               -
                                                      --------------- ---------------- -------------- -----------------
Income (loss) before provision for income taxes            31,782          84,178            7,107           (4,244)
Provision (benefit) for income taxes                       12,309          25,256            2,760           (1,571)
                                                      --------------- ---------------- -------------- -----------------
Net income (loss)                                      $   19,473      $   58,922       $    4,347       $   (2,673)
                                                      =============== ================ ============== =================

Net income (loss) per diluted share                    $     0.45      $     1.40       $     0.10       $    (0.06)

Shares outstanding - diluted                               42,985          41,997           43,032           41,134



(1) The nine months ended June 30, 2000 included $7.8 million in compensation expense related to payments made to certain SHPS' option holders as part of the Company's sale of SHPS, $9.6 million in restructuring and other charges and an $84.0 million gain on the sale of SHPS. Excluding these one-time items, income from operations, income before provision for income taxes, net income and net income per diluted share as restated would have been approximately $21.3 million, $17.6 million, $10.7 million and $0.25, respectively.

                         Sykes Enterprises, Incorporated
                      Condensed Consolidated Balance Sheets
                               ($'s in thousands)




                                                          Dec. 31,             Dec. 31,           Sept 30,
                                                            1998                 1999               2000
                                                    ------------------- --------------------- ------------------
                                                         (restated)           (restated)        (unaudited)
Assets
Current assets                                       $       178,688        $     188,135      $   172,019
Property and equipment, net                                   99,177              134,756          156,895
Other noncurrent assets                                       86,052               96,801           35,492
                                                    ------------------- --------------------- ------------------
Total assets                                         $       363,917        $     419,692      $   364,406
                                                    ------------------- --------------------- ------------------

Liabilities & shareholders' equity
Current liabilities                                  $        91,937        $      94,764      $    75,961
Noncurrent liabilities                                       112,879              129,541           81,134
Shareholders' equity                                         159,101              195,387          207,311
                                                    ------------------- --------------------- ------------------
Total liabilities & shareholders' equity             $       363,917        $     419,692      $   364,406
                                                    =================== ===================== ==================





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



                         Sykes Enterprises Incorporated
                 Condensed Consolidated Statements of Operation
                  ($'s in thousands, except per share amounts)


                                                           Three          Three           Three             Nine
                                                          Months         Months           Months           Months
                                                           Ended          Ended           Ended            Ended
                                                         March 31,      June 30,        Sept. 30,        Sept. 30,
                                                           2000           2000             2000             2000
                                                      ------------- ---------------- ---------------- -----------------
                                                                       (restated)

Revenues                                               $  161,312     $  155,867      $   137,570       $  454,749
Direct costs                                              102,211         98,605           88,254          289,070
General and administrative                                 46,915         45,389           52,125          144,429

Compensation expense (1)                                       -           7,836               -             7,836

Restructuring and other charges (1)                            -           9,640               -             9,640
                                                      ------------- ---------------- ---------------- -----------------
Income (loss) from operations                              12,186         (5,603)          (2,809)           3,774
Other expense, net                                         (1,237)          (960)          (1,435)          (3,632)

Gain on sale of equity interest in SHPS (1)                    -          84,036               -            84,036
                                                      ------------- ---------------- ---------------- -----------------
Income (loss) before provision for income taxes            10,949         77,473           (4,244)          84,178
Provision (benefit) for income taxes                        4,248         22,579           (1,571)          25,256
                                                      ------------- ---------------- ---------------- -----------------
Net income (loss)                                      $    6,701     $   54,894      $    (2,673)      $   58,922
                                                      ============= ================ ================ =================

Net income (loss) per diluted share                    $     0.16     $     1.30      $     (0.06)      $     1.40

Shares outstanding - diluted                               42,902         42,098           41,134           41,997



(1) The quarter ended June 30, 2000 included $7.8 million in compensation expense related to payments made to certain SHPS' option holders as part of the Company's sale of SHPS, $9.6 million in restructuring and other charges and an $84.0 million gain on the sale of SHPS. Excluding these one-time items, income from operations, income before provision for income taxes, net income and net income per diluted share as restated would have been approximately $11.9 million, $10.9 million, $6.7 million and $0.16, respectively.

     Excluding the one-time items referenced above, income from operations, income before provision for income taxes, net income and net income per diluted share for the nine months ended September 30, 2000 as restated would have been approximately $21.3 million, $17.6 million, $10.7 million and $0.25, respectively.

                         Sykes Enterprises Incorporated
                   Condensed Consolidated Statements of Income
                  ($'s in thousands, except per share amounts)


                                                         Three          Three         Three          Three         Twelve
                                                        Months         Months         Months         Months        Months
                                                         Ended          Ended         Ended          Ended         Ended
                                                       March 31,      June 30,      Sept. 30,       Dec. 31,      Dec. 31,
                                                         1999           1999           1999           1999          1999
                                                    -------------- ------------- --------------- ------------- ---------------
                                                                     (restated)                    (restated)    (restated)

Revenues                                             $   136,378     $  135,964     $  140,967     $ 159,433     $ 572,742
Direct costs                                              83,247         88,938         92,523       105,142       369,850
General and administrative                                36,277         37,767         40,350        43,250       157,644

Impairment of long-lived assets (1)                           -              -              -          5,979         5,979
                                                    -------------- ------------- --------------- ------------- ---------------
Income from operations                                    16,854          9,259          8,094         5,062        39,269
Other expense, net                                          (575)          (863)          (987)       (1,092)       (3,517)
                                                    -------------- ------------- --------------- ------------- ---------------
Income before provision for income taxes                  16,279          8,396          7,107         3,970        35,752
Provision for income taxes                                 6,300          3,249          2,760         1,541        13,850
                                                    -------------- ------------- --------------- ------------- ---------------
Net income                                           $     9,979     $    5,147     $    4,347     $   2,429     $  21,902
                                                    ============== ============= =============== ============= ===============

Net income per diluted share                         $      0.23     $     0.12     $     0.10     $    0.06     $    0.51

Shares outstanding - diluted                              42,824         43,097         43,032        43,063        42,995



(1) The quarter ended December 31, 1999 includes $6.0 million of charges associated with the write-down of software and computer equipment. Exclusive of this charge, income from operations, income before provision for income taxes, net income and net income per diluted share as restated would have been approximately $11.0 million, $10.0 million, $6.1 million and $0.14, respectively.

     For the twelve months ended December 31, 1999, exclusive of the $6.0 million of charges associated with the write-down of software and income from operations, income before provision for income taxes, net income and net income per diluted share as restated would have been approximately $45.2 million, $41.7 million, $25.6 million and $0.59, respectively.

                         Sykes Enterprises Incorporated
                 Condensed Consolidated Statements of Operation
                  ($'s in thousands, except per share amounts)


                                                    Three           Three           Three            Three           Twelve
                                                    Months          Months          Months          Months           Months
                                                    Ended           Ended           Ended            Ended           Ended
                                                  March 31,        June 30,       Sept. 30,        Dec. 31,         Dec. 31,
                                                     1998            1998            1998            1998           1998 (4)
                                               -------------- ----------------- --------------- --------------- -----------------
                                                                  (restated)      (restated)      (restated)       (restated)

Revenues                                        $     98,088     $  100,667      $   121,265      $ 140,082       $   460,102
Direct costs                                          61,160         68,768           72,806         87,068           289,802
General and administrative (2) (3)                    26,319         28,789           31,315         36,736           123,159

Acquired in-process R&D (2)                               -              -            14,469             -             14,469
                                               -------------- ----------------- --------------- --------------- -----------------
Income from operations                                10,609          3,110            2,675         16,278            32,672
Other income (expense), net (1) (3)                   (3,839)           188             (504)        (8,115)         (12,270)
                                               -------------- ----------------- --------------- --------------- -----------------
Income before provision for income taxes               6,770          3,298            2,171          8,163           20,402
Provision for income taxes                             3,867          1,237            6,445          6,411           17,960
                                               -------------- ----------------- --------------- --------------- -----------------
Net income (loss)                               $      2,903     $    2,061      $    (4,274)     $   1,752      $      2,442
                                               ============== ================= =============== =============== =================

Net income (loss) per diluted share             $       0.07     $     0.05      $     (0.10)     $    0.04     $        0.06

Shares outstanding - diluted                          42,219         42,220           41,337         42,497            42,288


(1) The quarter ended March 31, 1998 includes $3.8 million of expense associated with the write-off of acquisition related in-process R&D by a joint venture entity. Exclusive of this charge, income before provision for income taxes, net income and net income per diluted share would have been approximately $10.6 million, $6.8 million and $0.16, respectively.

(2) The quarter ended September 30, 1998, includes $0.5 million of expense associated with accrued severance costs and $14.5 million of expense associated with the write-off of acquisition related in-process R&D costs. Exclusive of such charges, income from operations, income before provision for income taxes, net income and net income per diluted share as restated would have been approximately $17.6 million, $17.1million, $10.6 million and $0.25, respectively.

(3) The quarter ended December 31, 1998 includes $1.4 million of one-time merger and related charges associated with acquisitions and $7.3 million in charges associated with the write-down of marketable securities. Exclusive of such charges, income from operations, income before provision for income taxes, net income and net income per diluted share as restated would have been approximately $17.7 million, $16.9 million, $10.5 million and $0.25, respectively.

(4) Exclusive of all one-time items referenced above, income from operations, income before provision for income taxes, net income and net income per diluted share as restated for the twelve months ended December 31, 1998, would have been approximately $49.0 million, $47.9 million, $30.0 million and $0.71, respectively.





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